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DEAN HELLER
Secretary of the State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.            ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of Corporation:
IMCOR Pharmaceutical Co.

2. The Articles have been amended as follows (provide article numbers, if available):
Effective as of the close of business on the date of filing this Amendment to the Restated Articles of Incorporation with the Nevada Secretary of State (the “Effective Time”), the filing of this Amendment shall effect a reverse split (the “Reverse Split”) pursuant to which each twenty shares of Common Stock, par value $.001 per share, issued and outstanding and held by a single holder, shall be combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share. Each stock certificate that prior the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall be combined as a result of the Reverse Split. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall round up to the nearest whole share any fractional share that would otherwise result from the Reverse Split. The number of authorized shares of Common Stock shall continue to be 200,000,000; and the par value of the Common Stock shall be $.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 74%

4. Effective date of filing (optional) :  ____________________________________________________________________________________________________________
                                                                             (must not be later than 90 days after the certification is filed)
5. Officer Signature:  /s/ Taffy  Williams

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on 11/03/03